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                                     EX-99.1

                      PRESS RELEASE DATED FEBRUARY 29,2000


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                                                                    Exhibit 99.1

                    [On the letterhead of Pharmacopeia, Inc.]



FOR IMMEDIATE RELEASE

CONTACTS:

Cynthia A. Rossi
Investor Relations
Pharmacopeia, Inc.
(609) 452-3600
crossi@pharmacop.com


PHARMACOPEIA ENHANCES CHEMINFORMATICS POSITION THROUGH
ACQUISITION OF SYNOPSYS SCIENTIFIC SYSTEMS

Princeton, NJ, February 29, 2000 - Pharmacopeia, Inc. (Nasdaq: PCOP) today announced that it has acquired all of the outstanding stock of privately-held Synopsys Scientific Systems Ltd. ("Synopsys") in a transaction valued at approximately $25 million, consisting primarily of cash.

Synopsys provides high-quality scientific solutions, including chemical database software, chemical data content and systems integration services, to the pharmaceutical, biotechnology, fine-chemical, and agrochemical industries. Synopsys' products and services are used worldwide by research scientists and information professionals for the design and development of pharmaceuticals and fine chemicals. Synopsys' software and databases provide customers with timely access to important sources of chemical information. Component-based software tools offered by Synopsys allow users to store, search, and analyze chemical data using industry standard applications from companies such as Oracle and Microsoft. Customers of Synopsys' systems integration services receive assistance in the implementation of complete integrated solutions for their chemical information needs.

As a result of this acquisition, Pharmacopeia has gained a cheminformatics technology base, its supporting intellectual property, and more than 30 highly skilled scientists and software and database developers. Synopsys is a profitable company and generates current annual revenues of approximately $3 million. Excluding the effects of in-process research and development write-offs and goodwill amortization, Pharmacopeia expects the acquisition of Synopsys to have a neutral effect on earnings per share in 2000 and an accretive effect thereafter.

"Pharmacopeia's strategy is to offer an integrated set of science and technology-based products and services that enable our life science customers to accelerate the drug discovery process from target identification to human clinical trials," said Joseph A. Mollica, Ph.D., Chairman,


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President, and CEO of Pharmacopeia. "The acquisition of Synopsys is a critical step in the execution of this strategy. With the concurrent explosion in the number of chemical compounds available for drug discovery and targets emerging from genomics, an enormous amount of chemical data is being generated. Synopsys' products and services specifically address this issue by allowing researchers to store, search, access, and analyze this important data."

"With the acquisition of Synopsys, we gain enhanced expertise in the important area of cheminformatics, augmenting the high-quality portfolio of products and services we currently offer," continued Dr. Mollica. "Not only will this acquisition benefit our life sciences customers, it could support our on-going deployment of informatics technology to service chemists, formulators, and materials scientists in the chemicals industry. The addition of Synopsys augments our existing research and development capabilities and we're looking forward to combining our various strengths, resources and talents to more effectively assist our customers in their drug discovery efforts."

"Recognizing the trend towards component-based software and Internet technologies, we formed Synopsys to address the critical need for the management of chemical information emerging from the research and development process," said Dr. Glen A. Hopkinson, Managing Director of Synopsys. "Combining with a company such as Pharmacopeia creates great opportunity because we share many of the same customers and our technology offerings are complementary. As Synopsys' products and services benefit from an integration with Pharmacopeia's products and services, and also from their global sales force, I am optimistic that we can contribute to the company's future growth and together we can provide an integrated informatics platform to support drug discovery."

Synopsys is now a wholly owned subsidiary of Pharmacopeia and will be integrated into Pharmacopeia's Life Sciences group. This group offers science and technology-based products and services that enable pharmaceutical and biotechnology companies to discover drugs more quickly and less expensively. Glen Hopkinson, Managing Director of Synopsys, has been named Vice President of Pharmacopeia's Life Sciences Cheminformatics Division and will report to Saiid Zarrabian, Pharmacopeia's Chief Operating Officer. Synopsys is based in Leeds, United Kingdom.

Pharmacopeia (http://www.pcop.com) is a leader in enabling science and technology that accelerates drug discovery and chemical development. Pharmacopeia's drug discovery services segment integrates informatics, small molecule combinatorial chemistry, and high-throughput screening. Using ECLiPSTM, its proprietary combinatorial chemistry technology, Pharmacopeia has generated more than 6 million diverse, small molecules. Pharmacopeia tests these molecules using state-of-the-art high-throughput screening. Pharmacopeia's software segment, which includes MSI (http://www.msi.com) and Synopsys (http://www.synopsys.co.uk), develops and commercializes molecular modeling, simulation, and informatics software and services. The drug discovery services and software technologies are integrated to support: 1) software sales and systems integration services for pharmaceutical, biotechnology, and chemical research, and 2) lead identification and optimization services for drug discovery. Pharmacopeia employs


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approximately 550 people and is headquartered in Princeton, NJ. Major regional operations are in San Diego, CA, Cambridge, England, and Tokyo, Japan.

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Except for the historical information contained herein, this statement may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. Pharmacopeia wishes to caution you that such statements are just predictions and that actual events or results may differ materially. Pharmacopeia refers you to the documents that it files from time to time with the Securities and Exchange Commission, specifically the Company's last filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. These documents contain and identify important factors, including risk factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.